CONSENT OF INDEPENDENT ACCOUNTANT


To the Board of Directors
Kayenta Kreations, Inc.


I have issued my report dated February 26, 1996, accompanying the financial statements of Kayenta Kreations, Inc., included in the Registration Statement Form SB-2 and the related Prospectus (the Registration Statement).

I consent to the use of my report, as stated above in the Registration Statement. I also consent to the use of my name in the statements with respect to me as appearing under the heading "Experts" in the Registration Statement.



/s/ David T. Thomson, P.C.



David T. Thomson, P.C.
October 17, 1996